Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts,” “Summary Consolidated Financial Information,” and “Selected Consolidated Financial Information” and to the use of our report dated March 1, 2006, in the Registration Statement and related Prospectus of CBRE Realty Finance, Inc., dated March 3, 2006.

/s/ Ernst & Young LLP

Hartford, Connecticut

March 1, 2006